EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

DUBLICOM LIMITED, LLC, incorporated in Delaware

DubLi Properties, LLC, incorporated in Delaware

BSP Rewards, Inc., incorporated in Florida

CG Holdings Ltd, incorporated in Cyprus

DUBLICOM LIMITED, incorporated in Cyprus

DubLi Network Limited, incorporated in British Virgin Islands

DubLi Asia Private Limited, incorporated in Singapore

Lenox Resources, LLC, incorporated in Delaware

Crown Group Investments Limited, incorporated in Jebel Ali Free Zone, United Arab Emirates

Dubli Holding Limited, incorporated in Jebel Ali Free Zone, United Arab Emirates

Dubli India Private Limited, incorporated in Haryana, India

DUBLI E-COMMERCE LTDA, incorporated in Brazil

OMINTO E-COMMERCE LTDA, incorporated in Brazil

Ominto Limited, incorporated in Ireland

Ominto India Private Limited, incorporated in New Delhi, India